SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

The Dial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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April 17, 2002

To Our Stockholders:

      Our 2002 annual meeting of stockholders will be held at our corporate headquarters, 15501 North Dial Boulevard, Scottsdale, Arizona, on June 6, 2002. The annual meeting will begin promptly at 10:00 a.m., local time.

      Please read these materials so that you will know what we plan to do at the meeting. Also, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone as to how you would like your shares to be voted. This way, your shares will be voted as you direct, even if you cannot attend the meeting. Instructions on how to vote your shares by telephone are on the proxy card enclosed with this proxy statement.

Sincerely,

Herbert M. Baum
Chairman, President and
Chief Executive Officer

      Whether or not you plan to attend the meeting, please provide your proxy by calling the toll-free telephone number or filling in, signing, dating and promptly mailing the accompanying proxy card in the enclosed envelope.

15501 North Dial Boulevard
Scottsdale, Arizona 85260-1619

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2002

April 17, 2002

      The annual meeting of stockholders of The Dial Corporation will be held at Dial’s corporate headquarters, 15501 North Dial Boulevard, Scottsdale, Arizona on June 6, 2002, at 10:00 a.m. local time, for the following purposes:

1.	To elect three Directors to serve until the annual meeting in 2005; and

2.	To consider and vote upon the performance goals and certain other terms under The Dial Corporation Annual Incentive Plan for purposes of Internal Revenue Code Section 162(m).

      The record date for the annual meeting is April 8, 2002. Only stockholders of record as of the close of business on that date can vote at the meeting.

      A copy of Dial’s 2001 Annual Report to Stockholders, which includes audited financial statements, is enclosed.

By Order of the Board of Directors

Christopher J. Littlefield
Senior Vice President,
General Counsel and Secretary

PROXY STATEMENT

OF
THE DIAL CORPORATION

15501 North Dial Boulevard

Scottsdale, Arizona 85260-1619

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2002

       The Board of Directors of The Dial Corporation is soliciting proxies to be used at the 2002 annual meeting. This proxy statement and the enclosed form of proxy will be mailed to stockholders beginning April 17, 2002. In addition to this solicitation by mail, Dial and its proxy solicitation firm, Georgeson & Co., may solicit proxies in person or by telephone, fax or other means. Dial has agreed to pay Georgeson a fee of $5,500, plus reasonable expenses, for its services. Dial also will pay all other expenses of solicitation.

Who Can Vote

      Stockholders of record as of the close of business on April 8, 2002, may vote at the meeting. Each stockholder has one vote for each share of common stock. On April 8, 2002, 95,068,691 shares of common stock were outstanding.

How You Can Vote

      Stockholders of record can give a proxy to be voted at the meeting either (1) over the telephone by calling a toll-free number, or (2) by mailing in the enclosed proxy card. Stockholders who hold their shares in “street name” must vote their shares in the manner prescribed by their brokers.

      The telephone voting procedure has been set up for your convenience. If you are a stockholder of record and you would like to vote by telephone, please refer to the specific instructions set forth on the enclosed proxy card. If you wish to vote using the enclosed proxy card and you return your signed proxy to us before the annual meeting, we will vote your shares as you direct.

      Whether you choose to vote by telephone or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for Director (Proposal 1 on the proxy card) and for or against the performance goals and certain other terms under The Dial Corporation 1996 Stock Incentive Plan for purposes of Internal Revenue Code Section 162(m) (Proposal 2 on the proxy card). Proposal 1 for the election of Directors is described in this proxy statement beginning on page 2. Proposal 2 regarding the performance goals and certain other terms under The Dial Corporation Annual Incentive Plan for purposes of Internal Revenue Code Section 162(m) is described in this proxy statement beginning on page 21.

      If you are a participant in Dial’s Future Investment Plan or 401(k) Plan for Hourly Employees, you may instruct how shares of common stock allocated to your account should be voted. The enclosed proxy card will serve as your voting instruction. If you do not provide voting instructions for shares allocated to your account, those shares will be voted in direct proportion to the voting of shares under the plan for which voting instructions have been received. Unallocated shares under each of the plans also will be voted in this manner.

      If you do not specify on your proxy card (or when giving your proxy by telephone) how you want to vote your shares, we will vote them “for” the election of all nominees for Director under Proposal 1 and “for” the performance goals and certain other terms under The Dial Corporation Annual Incentive Plan for purposes of Internal Revenue Code Section 162(m).

How You Can Revoke Your Proxy

      You can revoke your proxy at any time before it is exercised in any of three ways:

(1)	by submitting written notice of revocation to Dial’s Secretary;

(2)	by submitting another proxy by telephone or mail that is dated later and, if by mail, that is properly signed; or

(3)	by voting in person at the meeting.

Required Votes

      A plurality of the votes cast by stockholders who are either present in person or represented by proxy at the meeting is required to elect the nominees for Director under Proposal 1. Approval of Proposal 2 requires the affirmative vote of a majority of the shares present and entitled to vote on this proposal at the annual meeting. The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any matter as to which they are specified. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker nonvotes”) are not considered “shares present” and will not affect the outcome of the vote on the proposals for which no vote is indicated.

Other Matters to be Acted Upon at the Meeting

      We do not know of any other matters to be presented or acted upon at the annual meeting. If any other matters are properly presented at the meeting, the shares represented by proxies will be voted in accordance with the judgment of the persons voting those shares.

ELECTION OF DIRECTORS

(Proposal 1 on the Proxy Card)

      The Board of Directors consists of three classes of Directors with overlapping three-year terms. One class of Directors is elected each year with terms extending to the third annual meeting after such election. The three Directors whose terms expire at the 2002 annual meeting are Herbert M. Baum, Donald E. Guinn and James E. Oesterreicher. The Board has nominated Messrs. Baum, Guinn and Oesterreicher for new three-year terms extending to the annual meeting in 2005 or until their successors are duly elected and qualified.

      If unforeseen circumstances make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares “for” that other person.

      Each of the nominees for Director is now a member of the Board of Directors. The Board of Directors met six times during 2001. All of the Directors attended at least 75% of the total number of Board and Board Committee meetings in 2001. Information regarding each nominee for Director is set forth below. Information regarding Directors whose terms expire in 2003 and 2004 also is set forth in separate sections below.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS

Herbert M. Baum
Age:	65
Director Since:	1997
Recent Business Experience:	Mr. Baum has been Chairman of the Board, President and Chief Executive Officer of Dial since August 2000 and a Director of Dial since 1997. Mr. Baum served as President and Chief Operating Officer of Hasbro, Inc., a manufacturer and marketer of toys, from January 1999 to August 2000. Mr. Baum also served as Chairman and Chief Executive Officer of Quaker State Corporation from 1993 to 1999. From 1978 to 1992, Mr. Baum was employed by Campbell Soup Company and, in 1992, was named President of Campbell-North and South America.
Other Directorships:	Action Performance Companies, Inc.; the Cosmetic, Toiletry and Fragrance Association; Fleming Companies, Inc.; Grocery Manufacturers of America; Meredith Corporation; Midas, Inc. and PepsiAmericas, Inc.

Donald E. Guinn
Age:	69
Director Since:	1996
Recent Business Experience:	Mr. Guinn was a Director of The Dial Corp, the predecessor company to Dial, from 1986 through 1996, and has continued as a Director of Dial since its 1996 spin-off. Mr. Guinn is Chairman Emeritus of Pacific Telesis Group, a telecommunications holding company (known as “PacTel”), which merged with SBC Communications Inc. in 1997. Mr. Guinn served as Chairman and Chief Executive Officer of PacTel from 1984 through his retirement in 1988.
Other Directorships:	Bank of America Corporation, Pacific Mutual Life Insurance Company and its affiliate, Pacific LifeCorp

James E. Oesterreicher
Age:	60
Director Status:	2000
Recent Business Experience:	Mr. Oesterreicher has been a Director of Dial since 2000. Mr. Oesterreicher retired as Chairman and Chief Executive Officer of J.C. Penney Company, Inc., a department store, drugstore, catalog and e-commerce retailer, in September 2000. Mr. Oesterreicher had been with J.C. Penney since 1964 and held a number of other management positions.
Other Directorships:	Brinker International, Inc. and TXU Corp.

DIRECTORS CONTINUING IN OFFICE UNTIL 2003

Joy A. Amundson
Age:	47
Director Since:	1997
Recent Business Experience:	Ms. Amundson has been a Director of Dial since 1997. She was most recently Senior Vice President of Abbott Laboratories, a diversified health care products and services company until her resignation in October 2001. Ms. Amundson was also President of Ross Products, a division of Abbott Laboratories. She held a number of management positions after joining Abbott Laboratories in 1982.
Other Directorships:	Lutheran General Hospital

Thomas L. Gossage
Age:	67
Director Since:	1996
Recent Business Experience:	Mr. Gossage was a Director of The Dial Corp, the predecessor company to Dial, from 1993 through 1996, and has continued as a Director of Dial since the spin-off. Mr. Gossage recently retired as the Interim Chief Executive Officer of Hercules Incorporated, a worldwide producer of chemicals and related products. Mr. Gossage had originally retired from Hercules in January 1997.
Other Directorships:	Alliant Techsystems Inc. and Fluor Corporation

Michael T. Riordan
Age:	51
Director Since:	1997
Recent Business Experience:	Mr. Riordan has been a Director of Dial since 1997. He was most recently Chairman, President and Chief Executive Officer of Paragon Trade Brands, Inc., a leading manufacturer of private label disposable diapers and related products, prior to the acquisition of Paragon by Tyco Healthcare, Inc., a subsidiary of Tyco International, in January 2002. Mr. Riordan also served as President and Chief Operating Officer of Fort James Corporation, a paper products manufacturer, from 1997 to 1998. Prior to the merger of Fort Howard Corporation with James River Corporation, Mr. Riordan served as Chairman of the Board, President and Chief Executive Officer of Fort Howard Corporation from 1996 to 1997 and as President and Chief Operating Officer of Fort Howard Corporation from 1992 to 1996.
Other Directorships:	American Medical Security, Inc. and Wallace Computer Services, Inc.

DIRECTORS CONTINUING IN OFFICE UNTIL 2004

Joe T. Ford
Age:	64
Director Since:	1996
Recent Business Experience:	Mr. Ford was a Director of The Dial Corp, the predecessor company to Dial, from 1991 through 1996, and has continued as a Director of Dial since the spin-off. Mr. Ford is Chairman and Chief Executive Officer of ALLTEL Corporation, a telecommunications and information services company, a position he has held since 1991. Mr. Ford will retire as Chief Executive Officer of ALLTEL on July 1, 2002, but will retain his position as Chairman. Mr. Ford became Chief Executive Officer of ALLTEL in 1987 and Chairman of the Board in 1991.
Other Directorships:	ALLTEL Corporation (Chairman); EnPro Industries, Inc. and Textron, Inc.

Barbara S. Thomas
Age:	52
Director Since:	1997
Recent Business Experience:	Ms. Thomas has been a Director of Dial since 1997. She was most recently President of Warner-Lambert Consumer Healthcare, the over-the-counter pharmaceuticals business of the Warner-Lambert Company, until its purchase by Pfizer Inc. in July 2000. Ms. Thomas was with the Pillsbury Company from 1993 to 1997, serving last as President of Pillsbury Canada Ltd. Prior to joining Pillsbury, Ms. Thomas served as Senior Vice President of Marketing for Nabisco Brands, Inc.
Other Directorships:	The Ocean Spray Company

Salvador M. Villar
Age:	51
Director Since:	1998
Recent Business Experience:	Mr. Villar has been a Director of Dial since 1998, and is President and Chief Executive Officer of California Commerce Bank, a unit of Citigroup. Mr. Villar has been with California Commerce Bank since 1981.
Other Directorships:	Banamex USA Bancorp

COMMITTEES OF THE BOARD OF DIRECTORS

      Information concerning the five Committees maintained by the Board of Directors is set forth below. With the exception of the Executive Committee, the Board Committees consist only of Directors who are not employees of Dial.

Executive Committee
Members:	Herbert M. Baum (Chairman) Joe T. Ford Thomas L. Gossage Donald E. Guinn James E. Oesterreicher
Number of Meetings in 2001:	1
Functions:	Subject to limitations under Delaware law, exercises all the powers of the Board in the management of Dial’s business and affairs when the Board is not in session.

Audit Committee
Members:	Salvador M. Villar (Chairman) Thomas L. Gossage Donald E. Guinn James E. Oesterreicher
Number of Meetings in 2001:	6
Functions:	Recommends appointment of independent public accountant. Reviews audit reports, accounting policies, financial statements, internal auditing reports, internal controls and audit fees.

Executive Compensation Committee
Members:	Joe T. Ford (Chairman) James E. Oesterreicher Barbara S. Thomas Salvador M. Villar
Number of Meetings in 2001:	4
Functions:	Reviews, for recommendation to the Board, salaries, compensation awards under various compensation plans and changes in major fringe benefit programs.

Approves salaries and compensation of executive officers.

Approves stock-based awards, including awards made under Dial’s 1996 Stock Incentive Plan.

Evaluates executive performance and oversees management succession plans.

Reviews, for recommendation to the Board, Director compensation programs.

Finance Committee
Members:	Donald E. Guinn (Chairman) Joy A. Amundson Joe T. Ford Michael T. Riordan
Number of Meetings in 2001:	5
Functions:	Reviews Dial’s financial results and oversees financial affairs. Reviews, for recommendation to the Board, financial actions and policies.

Governance Committee
Members:	Barbara S. Thomas (Chairman) Joy A. Amundson Thomas L. Gossage Michael T. Riordan
Number of Meetings in 2001:	3
Functions:	Establishes the rules and procedures for Board governance.

Reviews, for recommendation to the Board, candidates and nominees for Director.

Reviews, for recommendation to the Board, Committee structure and membership.

COMPENSATION OF DIRECTORS

Fees

      The following are fees paid to Directors who are not Dial employees:

Annual retainer	$30,000
Additional annual retainer for Committee chairpersons	$2,500
Fee for each Board meeting	$1,500
Fee for each Committee meeting	$1,000

      Directors also are paid a fee of $1,000 for each meeting they attend with management to prepare for Board and Committee meetings, as well as for other Board-related services performed by Directors. The following reflects the amounts of these fees paid to Directors in 2001:

Michael T. Riordan	$1,000

Deferred Compensation Plan

      Under this plan, nonemployee Directors may defer part or all of their retainer and meeting fees. Amounts deferred are invested in Dial restricted stock units at the fair market value of the common stock on the date the amounts otherwise would have been paid in cash. Amounts deferred are payable to the Director or to the Director’s estate or beneficiary over a period of time elected by the Director or upon termination of service as a Director. In addition, Directors can elect to receive amounts deferred in a lump sum or in Dial common stock upon a change in control of Dial.

Stock Options

      Dial grants each Director, upon his or her first election as a Director, non-qualified stock options to purchase common stock. Each year Dial also grants each Director non-qualified stock options to purchase common stock in connection with the annual meeting of stockholders. After each five years of completed service, Dial grants each Director non-qualified stock options to purchase common stock. The exercise price of all options granted to Directors is the fair market value of the common stock on the grant date. The number of shares subject to each option granted to Directors is equal to the amount of the annual retainer divided by one-third of the fair market value of the common stock on the grant date. The number of shares calculated under this formula is rounded to the nearest 100 shares. A Director elected during the course of a year receives the initial grant described above, as well as a pro rata annual grant for the year in which the Director is elected.

      In June 2001, 6,200 non-qualified stock options to purchase common stock were granted to each nonemployee Director at an exercise price of $14.4250.

      Directors also can elect to receive non-qualified stock options in lieu of retainer and meeting fees. The exercise price of these options is the fair market value of the common stock on the date the retainer and meeting fees otherwise would have been paid in cash. The number of shares subject to these options is equal to the amount of the retainer or meeting fee divided by one-third of the fair market value of the common stock on the date the retainer or meeting fee otherwise would have been paid in cash. Options granted in lieu of retainer and meeting fees are 100% vested on the date of grant. Information regarding non-qualified stock options granted to Directors in lieu of retainer and meeting fees during 2001 is set forth below:

	Non-Qualified
	Stock	Exercise	Expiration
Name	Options (#)	Price ($)	Date

Joe T. Ford	2,400	13.5000	1/26/2011
	500	13.9000	3/7/2011
	200	12.3500	4/23/2011
	2,300	14.4250	6/7/2011
	500	14.0500	7/9/2011
	200	14.4100	7/23/2011
	2,000	16.4150	8/1/2011
	300	17.0950	8/24/2011
	1,900	17.7500	10/12/2011
Donald E. Guinn	2,400	13.5000	1/26/2011
	800	13.9000	3/7/2011
	200	12.3500	4/23/2011
	2,300	14.4250	6/7/2011
	500	14.0500	7/9/2011
	200	14.4100	7/23/2011
	1,800	16.4150	8/1/2011
	300	17.0950	8/24/2011
	200	16.8700	8/28/2011
	1,900	17.7500	10/12/2011
Michael T. Riordan	200	15.0313	1/17/2011
	2,400	13.5000	1/26/2011
	800	13.9000	3/7/2011
	2,100	14.4250	6/7/2011
	1,800	16.4150	8/1/2011
	300	17.0950	8/24/2011
	1,900	17.7500	10/12/2011

Insurance

      Dial provides nonemployee Directors with accidental death and dismemberment insurance benefits of $300,000. Dial also provides travel accident insurance benefits of $250,000 when Directors travel on Dial business.

Charitable Award Program

      Messrs. Ford, Gossage and Guinn, who were Directors of Viad Corp at the time of the spin-off of Dial, continue to participate in Viad’s charitable award program for Directors. Under this program, each of them may contribute to one or more charitable organizations a total of $100,000 per year over a period of 10 years following the Director’s death. The program is funded through the purchase of life insurance, with Dial as beneficiary.

EXECUTIVE COMPENSATION

      The following table sets forth compensation for fiscal years 1999, 2000 and 2001 of the Chief Executive Officer and the four next most highly compensated executive officers at the end of 2001 (the “Named Executive Officers”).

Summary Compensation Table

						Long-Term Compensation
	Annual Compensation
						Restricted	Securities
					Other Annual	Stock	Underlying	All Other
Name and		Salary		Bonus	Compensation	Awards	Options/SARS	Compensation
Principal Position	Year	($)		($)	($)(1)	$(2)	#	($)

Herbert M. Baum	2001	800,000		1,785,000	73,430	248,465	225,000	562,058	(3)
Chairman, President and	2000	320,000	(4)	0	20,501	16,143	375,000	67,448
Chief Executive Officer
Conrad A. Conrad (5)	2001	364,404		494,192	40,136	50,933	140,000	91,473	(6)
Executive Vice President	2000	119,808	(7)	17,971	12,929	0	50,000	22,897
Chief Financial Officer
Bernhard J. Welle	2001	343,173		471,211	12,665	928	140,000	38,975	(8)
Executive Vice President	2000	269,173		43,068	0	541,126	84,500	6,439
Shared Services	1999	216,923		106,697	0	25,813	65,000	4,800
Mark R. Shook	2001	335,000		300,000	0	1,413	140,000	33,320	(9)
Executive Vice President	2000	300,510		48,082	0	15,179	115,000	9,015
International	1999	264,808		126,278	0	18,224	0	7,944
Arthur E. Hanke, Jr.	2001	232,577		300,000	0	75	70,000	18,443	(10)
Senior Vice President	2000	220,000		33,000	0	346	84,500	6,600
Sales	1999	208,462		114,289	0	305	85,000	5,100

(1)	Reflects income tax gross-ups.

(2)	The amounts shown represent the fair market value of discounted Dial restricted stock units (“DRSUs”) as of the date acquired under the Management Deferred Compensation Plan. For the first three years that an employee is eligible to participate in this plan, the DRSUs are acquired at a 20% discount to market. DRSUs representing this discount vest immediately following the last day of the second calendar year after the calendar year in which the salary and bonus amounts were originally deferred. Dividend equivalents equal to the dividends paid on common stock are credited on DRSUs, which amounts are deemed reinvested in additional DRSUs. The total number of discounted DRSUs credited and the value of such DRSUs at December 31, 2001 to the Named Executive Officers was as follows:

Name	DRSUs(#)	Value($)

Herbert M. Baum	4,848	83,211
Conrad A. Conrad	3,396	58,293
Bernhard J. Welle	1,168	20,054
Mark R. Shook	1,789	30,713
Arthur E. Hanke, Jr.	95	1,624

In 2000, Mr. Welle was granted 50,000 shares of restricted stock that vest equally over three years. Mr. Welle’s restricted stock vests immediately upon a change in control. The value of these shares at December 31, 2001 was $572,000.

(3)	Includes temporary living expenses of $72,580, a match in The Dial Corporation Future Investment Plan (the “401(k) Plan”) of $2,436, a match in The Dial Corporation Future Investment Restoration Plan (the “Supplemental 401(k) Plan”) of $28,308, a profit sharing plan contribution of $13,539 and a $375,000 payment to reimburse Hasbro, Inc. (“Hasbro”) for a portion of payments made to Mr. Baum in connection with his resignation from Hasbro and commencement of employment with Dial.

(4)	Represents compensation for approximately 21 weeks.

(5)	Mr. Conrad became an executive officer of Dial on August 30, 2000.

(6)	Includes temporary living expenses of $53,638, a 401(k) Plan match of $10,796, a Supplemental 401(k) Plan match of $21,393 and a profit sharing plan contribution of $5,646.

(7)	Represents compensation for approximately 18 weeks.

(8)	Includes a 401(k) Plan match of $10,788, a Supplemental 401(k) Plan match of $21,273 and a profit sharing plan contribution of $6,914.

(9)	Includes a 401(k) Plan match of $10,539, a Supplemental 401(k) Plan match of $15,119 and a profit sharing plan contribution of $7,662.

(10)	Includes a 401(k) Plan match of $10,721, a Supplemental 401(k) Plan match of $5,405 and a profit sharing plan contribution of $2,317.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth information concerning non-qualified stock options granted to each of the Named Executive Officers during 2001.

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of
	Number of	% of Total			Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted to	Exercise		Option Term(2)
	Options	Employees in	Price	Expiration
Name	Granted(#)	Fiscal Year	($/Share)(1)	Date	5%($)	10%($)

Herbert M. Baum	225,000	8.99%	13.5000	1/26/2011	1,910,273	4,840,988
Conrad A. Conrad	90,000	3.60%	13.4688	1/25/2011	762,345	1,931,922
	50,000 (3)	2.00%	13.9850	8/31/2003	439,755	1,114,425
Bernhard J. Welle	140,000	5.59%	13.4688	1/25/2011	1,185,870	3,005,212
Mark R. Shook	140,000	5.59%	13.4688	1/25/2011	1,185,870	3,005,212
Arthur E. Hanke, Jr.	70,000	2.80%	13.4688	1/25/2011	592,935	1,502,606

(1)	The exercise prices are the fair market values of the common stock on the grant dates. Each option contains the right to surrender the option for cash, which right is exercisable only upon a change in control of Dial. One-third of the options become exercisable after one year has elapsed since the date of grant. Another one-third of the options become exercisable after two years have elapsed since the date of grant. The final one-third of the options become exercisable after three years have elapsed since the date of grant. The maximum term of the options is 10 years. In the event of a change in control, all options become fully vested and exercisable.

(2)	Potential realizable values are net of exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option terms. The assumed 5% and 10% rate of stock price appreciation are provided in accordance with SEC rules and do not represent Dial’s estimate or projection of future stock price. Actual gains, if any, on stock option exercises will depend on future market prices on the date of exercise. Accordingly, there can be no assurance that these potential values will be realized.

(3)	Represents options granted in connection with his commencement of employment. The options fully vest after six months from date of grant. The maximum term of the options is 2 1/2 years.

AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth information concerning stock options exercised by the Named Executive Officers during 2001 and the value of unexercised options at the end of 2001.

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
	Shares		at FY-End(#)		at FY-End($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable(1)

Herbert M. Baum	0	0	147,100	475,000	690,961	2,147,125
Conrad A. Conrad	0	0	100,000	90,000	512,560	332,658
Bernhard J. Welle	4,333	69,740	253,500	261,333	1,153,531	648,228
Mark R. Shook	0	0	77,497	233,333	400,231	618,053
Arthur E. Hanke, Jr.	0	0	85,206	218,833	310,293	389,494

(1)	Represents the amount by which the closing price of Dial’s common stock exceeded the exercise prices of unexercised options at the end of 2001.

PENSION PLANS

      Effective January 1, 2001, The Dial Corporation Retirement Income Plan was renamed The Dial Corporation Future Security Plan and amended to convert the plan’s final average pay formula to a pay-based credit design. At retirement or termination after five years of service, a participant will receive a benefit equal to the sum of their accrued benefit under the final average pay formula as of December 31, 2000, plus their benefit accrued under a pay-based credit formula for service after December 31, 2000.

      Under the pay-based credit design, the pension benefit earned after December 31, 2000 is expressed as a cash balance account. Each year a participant’s cash balance account is credited with (1) a pay-based credit based on the participant’s age and eligible pay for that year based on the following table:

Age on	Pay-based
December 31	Credit

Under 30	3%
30 - 34	4%
35 - 39	5%
40 - 44	6%
45 - 49	8%
50 or more	10%

and, (2) an interest credit based on the participant’s account balance as of the end of the previous year and an interest rate based on the average 30-year U.S. Treasury bond rate in effect during November of the previous calendar year. The minimum interest rate is 5% and the maximum rate is 10%. When a participant retires or terminates after five years of service, the amount credited to the participant’s account may be converted to an annuity.

      Effective February 2002, the U.S. Treasury Department eliminated 30-year Treasury bonds; however, the 30-year Treasury Constant Maturities yield for pension purposes will still exist and can be extrapolated.

      In addition, a participant’s accrued benefit as of December 31, 2000 will increase each year at the same rate the participant’s base salary increases. At retirement, a participant will receive these benefits paid in the form of an annuity, in addition to the pay-based credit formula benefits described above.

      The Internal Revenue Code and the Employee Retirement Income Security Act (“ERISA”) limits the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Internal Revenue Code and ERISA, Dial has a Future Security Restoration Plan which authorizes the payment of benefits calculated under provisions of the retirement plan which may be above the limits permitted under the Internal Revenue Code and ERISA for those executives entitled to participate in the Future Security Restoration Plan.

      The following table reflects the estimated annual annuity under the final average pay formula and the estimated lump-sum benefit earned under the new pay-based credit formula payable at age 65 for each of the Named Executive Officers.

		Estimated Lump-Sum
	Estimated Annual Annuity	Benefit Earned Under
	Under Final Average	Pay-Based
Name	Pay Formula($)	Credit Formula($)(1)

Herbert M. Baum	$5,455	$285,600
Conrad A. Conrad	$5,030	$1,018,179
Mark R. Shook	$367,521	$2,338,729
Bernhard J. Welle	$262,258	$1,309,238
Arthur E. Hanke, Jr.	$113,216	$823,139

(1)	Calculated assuming each Named Executive Officer continues working for Dial until age 65, the account balance receives annual interest credits of 6%, pension eligible pay increases 4% per year, and the Future Security Plan continues unchanged until the projection date.

Other Agreements

      Upon joining Dial as Chairman, President and Chief Executive Officer, Mr. Baum received a pension supplement in the form of a $67,000 single life annuity (in monthly installments) commencing upon the later of his termination of employment or his attainment of age 65. This pension supplement is subject to an offset for any pension benefit that he may earn from Dial.

      Upon Mr. Welle’s promotion to Executive Vice President — Shared Services, Mr. Welle also received a pension supplement. Upon continued employment with Dial until August 15, 2005, Mr. Welle will receive a $50,000 single life annuity (in monthly installments) commencing on the later of his attainment of age 65 or his termination of employment with Dial. This pension supplement vests immediately upon a change in control, and Mr. Welle will receive a lump sum payment of the present value of this pension supplement upon his termination of employment following a change in control.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

CEO Employment Agreement

      Dial’s employment agreement with Mr. Baum provides that he is to serve as Chairman, President and Chief Executive Officer of Dial through January 24, 2004. Under the current employment agreement, Mr. Baum receives an annual base salary of $800,000 and is eligible to receive an annual bonus and stock options. In addition, Mr. Baum is eligible to participate in all employee benefit plans available to Dial’s other senior executives.

      Dial may terminate Mr. Baum’s employment agreement with or without cause. In addition, Mr. Baum may terminate the employment agreement for good reason, which includes a diminution in Mr. Baum’s title, position or responsibilities, assignment of inconsistent duties or responsibilities, a reduction in his base salary or target bonus opportunity, relocation more than 35 miles from Scottsdale, Arizona or material breach by Dial after receipt of notice and opportunity to cure. If Dial terminates the employment agreement without cause or if Mr. Baum terminates the employment agreement for good reason prior to a change of control, Mr. Baum will receive base salary, welfare benefits and perks through the remaining term of the employment agreement or, if longer, one year after termination of employment. If Dial terminates the employment agreement without cause or if Mr. Baum terminates the employment agreement for good reason following a change of control, Mr. Baum will receive a lump sum payout equal to three times the sum of (1) Mr. Baum’s base salary plus (2) the greater of (A) the highest annual bonus in his previous three years with Dial or (B) his current target bonus. Under either a termination by Dial without cause or termination by Mr. Baum for good reason prior to or following a change of control, Mr. Baum will be treated as a retiree for purposes of Dial’s 1996 Stock Incentive Plan, 1996 Annual Incentive Plan, Future Security Restoration Plan and Management Deferred Compensation Plan.

      Mr. Baum’s employment agreement also contains confidentiality and noncompetition provisions.

Change in Control

      Dial has change in control agreements with all of its executive officers and with many of its management employees. Under these agreements, if, within two years after a change in control, their employment terminates involuntarily or they leave for good reason, executive vice presidents and senior vice presidents who report directly to the Chief Executive Officer (1) receive three times the sum of their base salary and their highest bonus in the past three years; (2) continue to receive fringe benefits for three years; and (3) receive credit for three additional years of service under Dial’s retirement plans. Senior vice presidents, who do not report directly to the Chief Executive Officer, and vice presidents (1) receive two times the sum of their base salary and their highest bonus in the past three years; and (2) continue to receive fringe benefits for two years. The agreements also provide a tax gross-up feature to compensate for any excise taxes imposed on these payments for executive vice presidents, senior vice presidents and vice presidents who report directly to the Chief Executive Officer.

      Dial has established the Benefits Protection Trust for Change in Control Arrangements (sometimes referred to as a “Rabbi Trust”) to provide a degree of security that Dial will honor its obligations under certain of its unfunded compensatory arrangements following a change in control of Dial. The agreements covered by the Rabbi Trust consist of Mr. Baum’s employment agreement, the change in control agreements, Dial’s supplemental retirement plans, Dial’s separation pay plan, Dial’s annual incentive plan and Dial’s sales incentive plan. Dial may fund the Rabbi Trust at any time but must fund the Rabbi Trust upon a potential change in control or a change in control, whichever occurs first. The amount of the funding is between 5% and 60% of the maximum amount that may become payable under the covered agreements, as determined by Dial’s Chief Executive Officer and Chief Financial Officer. Dial must contribute an additional $500,000 to the Rabbi Trust for any litigation expenses that the trustee may incur relating to the covered agreements. The Rabbi Trust is intended to be a grantor trust under Section 671 of the Internal Revenue Code, and any assets held in the Rabbi Trust will be subject to the claims of the Dial’s creditors in the event of Dial’s bankruptcy or insolvency.

      Upon a change in control of Dial, all outstanding stock options vest in full and are immediately exercisable. In addition, employees are paid a pro-rata bonus based on actual performance or target performance against company and business unit goals under Dial’s Annual Incentive Plan, whichever is greater at the time a change in control occurs. DRSUs acquired under Dial’s Management Deferred Compensation Plan vest in full and participants may elect to have their deferred compensation paid in full upon a change in control.

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Objectives

      Dial’s executive compensation program aims to:

•	Support, communicate and drive achievement of business strategies and goals;

•	Attract and retain the highest caliber executive officers;

•	Motivate high performance in an entrepreneurial, incentive-driven culture, free of any sense of entitlement;

•	Closely align the interests of executive officers and employees with stockholders’ interests;

•	Promote and maintain high ethical standards and business practices; and

•	Reward results and the creation of stockholder value.

Factors Considered in Determining Compensation

      The Committee makes executive compensation decisions on the basis of total compensation, rather than on separate freestanding components. The Committee attempts to create an integrated total compensation program structured to balance short- and long-term financial and strategic goals. A significant amount of executive compensation is paid only if performance goals are achieved. Total executive compensation is targeted at the 50th percentile of Dial’s comparator companies, with the opportunity to meet or exceed the 75th percentile based on performance.

      An independent consulting firm assists the Committee in evaluating Dial’s executive compensation program. This consultant compares Dial’s compensation practices to marketplace survey data as well as to a group of comparator companies. This group of comparator companies is similar to Dial with respect to national and international business operations and sales volumes, market capitalization and number of employees. The Committee reviews and approves the companies included in this comparator group. Substantially all of the companies chosen for Dial’s comparator group are included in the peer group index in the Stock Price Performance Graph presented on page 17. However, the Committee believes that Dial’s competitors for executive talent are not limited to these comparator companies.

Base Salaries

      The Committee regularly reviews each executive officer’s base salary. Base salaries generally are targeted at the 50th percentile of Dial’s comparator companies. Base salaries for executive officers are initially determined by evaluating executives’ levels of responsibility, prior experience and breadth of knowledge, as well as internal equity issues and external pay practices. Base salaries offer security to executives and allow Dial to attract executive talent and maintain a stable management team. Base salaries also reward executives for individual performance, which encourages the development of executives.

      Increases to base salaries are driven by individual performance. Individual performance is evaluated based on sustained levels of contribution to Dial. The Committee considers the executive’s efforts in promoting Dial’s objectives; continuing educational and management training; improving product quality; developing relationships with customers, suppliers and employees; demonstrating leadership abilities among co-workers and other goals.

Compensation of the Chief Executive Officer

      As Chairman, President and Chief Executive Officer of Dial, Mr. Baum’s compensation for 2001 was based upon his employment agreement which established the terms and conditions of his employment with Dial, including a minimum base salary, the minimum benefits to which he is entitled under the compensation plans available to Dial’s senior executive officers and payments or benefits he is entitled to upon termination of his employment. The Committee typically reviews the base salary of the Chief Executive Officer annually pursuant to the same policies the Committee uses to evaluate the base salaries of other executive officers. In addition, the Committee considered Mr. Baum’s prior consumer products experience in establishing his base salary at $800,000.

      In light of his strong performance in 2001, the Committee awarded Mr. Baum an incentive bonus of $1,785,000. The Committee based its decision on the strong performance of Dial’s business in 2001, as evidenced by a double digit increase in sales and a greater than 30% increase in earnings per share from continuing operations, excluding special charges. As discussed below, this performance resulted in near maximum performance with respect to revenue and above maximum performance with respect to earnings per share, return on invested capital and cash flow. The Committee also based its decision on the substantial increase in stockholder value during 2001 as evidenced by the 36% increase in Dial’s stock price.

Annual Bonuses

      Dial’s Annual Incentive Plan promotes Dial’s pay-for-performance philosophy by providing for annual cash bonuses based on achievement of specific company and business unit performance goals. Annual bonus objectives communicate specific goals that are of primary importance during the year and motivate executives to achieve these goals.

      Each year, the Committee establishes specific goals relating to each executive’s bonus opportunity. Eligible executives are assigned threshold, target and maximum bonus levels based on a percentage of base salary. Executives earn bonuses if the goals are achieved, although the Committee can adjust awards in certain cases.

      Dial’s Annual Incentive Plan for 2001 focused on important key financial measures and supported Dial’s business unit model. Company performance goals in 2001 were based upon revenue, earnings, return on invested capital and cash flow. Business unit performance goals in 2001 were based upon revenue, operating income and inventory turnover. Incentive awards to business unit participants in 2001 were based 40% on company performance and 60% on business unit performance. Employees not dedicated to a particular business unit were measured solely on total company performance measures.

      2001 performance goals were considered by the Committee to be challenging, but achievable. Dial was above the target goal for revenue and above the maximum goal for earnings, return on invested capital and cash flow performance. Employee incentive awards can be leveraged up to 200% for each measure based on the level of performance achieved. In 2001, participants earned 199% of target for total company performance;

the results varied for individual business units based on performance. In addition, employees’ incentive awards could be increased by an additional 15% if Dial’s earnings per share growth for 2001 placed Dial in the top quartile of its comparator group. Dial’s earnings per share growth was at the top of its comparator group and this additional payment was made. The amounts shown in the Summary Compensation Table reflect the bonuses paid to the Named Executive Officers for 2001.

Stock Options

      In keeping with Dial’s commitment to performance-based pay, long-term incentives (consisting primarily of stock options) comprise the largest portion of an executive’s total compensation package. When awarding long-term incentives, the Committee considers the executive’s level of responsibility and prior experience, as well as historical award data, various performance criteria and compensation practices of comparator companies. The Committee attempts to provide executives with competitive long-term incentive award opportunities. In certain instances, these opportunities are above or below market level, based on an executive’s experience and actual performance.

      Stock options under Dial’s 1996 Stock Incentive Plan are granted at the fair market value of the common stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates after the grant date. From the spin-off until August 1999, stock options vested based on stock price appreciation and time or, in any event, at the end of five years after the date of grant. Beginning March 2000, stock options generally vest in three equal installments on the first, second and third anniversary of the grant date.

      In January 2001, the Committee authorized a front-loaded stock option grant (two times a normal grant) to executive officers and other employees. The Committee believed that such a grant was in Dial’s best interest to retain employees during the period in which the Company’s future is uncertain. It is the Committee’s intention not to make further grants of stock options to those who received such front-loaded grants prior to 2003, except in the case of promotion or significant increase in responsibility.

Deferred Compensation

      Dial’s Management Deferred Compensation Plan allows participants to defer a portion of their base salaries and bonuses. Amounts deferred are invested in Dial stock units. For the first three years that an employee is eligible to participate in this plan, the Dial stock units are acquired at a 20% discount to market. Stock units representing the 20% discount vest at the end of the second calendar year after the calendar year in which the salary and bonus amounts were originally deferred. The Committee believes this program facilitates acquisition and retention of Dial stock by employees, thereby aligning executives’ interests with those of Dial’s stockholders.

Deductibility of Executive Compensation Under Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code provides that executive compensation in excess of $1 million is not deductible for corporate income tax purposes unless it is performance-based and is paid under a plan meeting requirements set forth in Section 162(m). The Committee intends to ensure that Dial’s executive compensation programs continue to satisfy the requirements of Section 162(m). However, the Committee may determine, based on business considerations, that compensation should be paid even if it is not deductible under Section 162(m).

EXECUTIVE COMPENSATION COMMITTEE
Joe T. Ford (Chairman)
James E. Oesterreicher
Barbara S. Thomas
Salvador M. Villar

STOCK PRICE PERFORMANCE GRAPH

      The following graph compares cumulative total stockholder returns for Dial with the cumulative total return of the S&P Consumer Staples Index and the S&P 500 Stock Index. This graph covers the period of time from August 16, 1996, the date following Dial’s spin-off from Viad, through December 31, 2001. This graph assumes that $100 was invested in Dial’s common stock on August 16, 1996, and that all dividends were reinvested.

							Compound
							Annual
	12/31/1996	1/2/1998	12/31/1998	12/31/1999	12/29/2000	12/31/2001	Return Rate

The Dial Corporation	$100.0	$146.0	$203.7	$173.4	$80.2	$125.7	4.7%
S&P Consumer Staples	100.0	134.2	163.7	153.4	161.5	146.7	8.0%
S&P 500	100.0	133.8	171.4	207.5	188.6	166.3	10.7%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in Dial stock with the Securities and Exchange Commission and the New York Stock Exchange. Based upon Dial’s records and other information, Dial believes that all SEC filing requirements applicable to its Directors and executive officers with respect to 2001 were met, except that Michael T. Riordan filed an amended Form 5 to include the grant of 200 stock options in December 2000. The stock option grant in lieu of Board meeting fees was inadvertently omitted from Mr. Riordan’s original Form 5 for 2000.

COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the number of shares of common stock beneficially owned by Directors, the Named Executive Officers and all Directors and executive officers as a group, as of March 15, 2002.

	Amount and
	Nature of
	Beneficial	Percent of
Name	Ownership(1)	Class

Joy A. Amundson	46,486	*
Herbert M. Baum	302,974	*
Conrad A. Conrad	147,496	*
Joe T. Ford	132,206	*
Thomas L. Gossage	95,682	*
Donald E. Guinn(2)	127,792	*
Arthur E. Hanke, Jr.	163,312	*
James E. Oesterreicher	14,905	*
Michael T. Riordan	44,285	*
Mark R. Shook(2)	293,100	*
Barbara S. Thomas	36,661	*
Salvador Villar	24,175	*
Bernhard J. Welle(2)	455,227	*
All Directors and executive officers as a group	2,364,786	2.3%

*	Less than one percent

(1)	Includes shares subject to options that are presently exercisable or will become exercisable within 60 days and vested DRSUs. The numbers of shares subject to exercisable options and vested DRSUs for each person named above and for all Directors and executive officers as a group are as follows:

	Exercisable	Vested
Name	Options	DRSUs

Joy A. Amundson	35,750	9,736
Herbert M. Baum	222,100	74,979
Conrad A. Conrad	130,000	14,945
Joe T. Ford	103,094	9,836
Thomas L. Gossage	70,271	23,411
Donald E. Guinn(2)	103,894	7,517
Arthur E. Hanke, Jr.	136,706	1,115
James E. Oesterreicher	11,700	2,205
Michael T. Riordan	39,050	4,235
Mark R. Shook(2)	145,830	15,167
Barbara S. Thomas	29,350	6,311
Salvador Villar	18,450	3,150
Bernhard J. Welle(2)	328,333	26,945
All Directors and executive officers as a group	1,765,598	225,411

(2)	The following individuals share voting and dispositive powers with respect to the indicated number of shares of Common Stock: Mr. Guinn — 16,381 shares; Mr. Shook — 121,600 shares; Mr. Welle — 6,163 shares. All of the other individuals have sole voting and dispositive powers with respect to their shares.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information as of March 15, 2002, regarding those persons known to Dial to be the beneficial owners of more than 5% of Dial’s outstanding common stock.

	Amount of
	Beneficial	Percent of
Name and Address	Ownership	Class

Ariel Capital Management, Inc.	6,518,165 (1)	6.87%
200 East Randolph Drive, Suite 2900
Chicago, Illinois 60601

(1)	The ownership information set forth herein is based on material contained in a Schedule 13G, dated January 22, 2002, filed with the SEC by Ariel Capital Management, Inc. According to the Schedule 13G, Ariel has sole voting and sole dispositive power over 6,146,890 and 6,518,165 shares, respectively.

REPORT OF THE AUDIT COMMITTEE

      The audit functions of the Committee are focused on three areas:

•	The adequacy of Dial’s internal controls and financial reporting process and the reliability of Dial’s financial statements;

•	The independence and performance of Dial’s internal auditors and independent auditors; and

•	Dial’s compliance with legal and regulatory requirements.

      The Committee meets with management periodically to consider the adequacy of Dial’s internal controls and the objectivity of its financial reporting. The Committee discusses these matters with Dial’s independent auditors and with appropriate Dial financial personnel and internal auditors.

      The Committee regularly meets privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the Committee.

      The Committee also recommends to the Board of Directors the appointment of the independent auditors and reviews periodically their performance and independence from management.

      The Board of Directors has determined that none of the Directors serving on the Committee has a relationship to Dial that may interfere with their independence from Dial and its management. As a result, each Director who serves on the Committee is “independent” as required by New York Stock Exchange listing standards.

      The Board of Directors has adopted a written charter setting out the audit related functions the Committee is to perform.

      Management has primary responsibility for Dial’s financial statements and the overall reporting process, including Dial’s system of internal controls.

      The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Dial in conformity with generally accepted accounting principles and discuss with the Committee any issues they believe should be raised.

      The decision of the Board of Directors to appoint Deloitte & Touche LLP as Dial’s auditors is based on the recommendation of the Committee. Before making its recommendation to the Board for appointment of Deloitte & Touche, the Committee carefully considered the firm’s qualifications as Dial’s independent accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, any issues raised by the most recent quality control review of the firm and the firm’s reputation for integrity and competence in the fields of accounting and auditing. The Committee’s review also included matters required to be considered under SEC Rules on Auditor Independence, including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants. The Committee expressed its satisfaction with Deloitte & Touche in all of these respects. The Board of Directors and the Committee in their discretion may change the appointment at any time during the year if they determine that such change would be in the best interests of Dial and its stockholders.

      This year, the Committee reviewed Dial’s financial statements and met with both management and Deloitte & Touche to discuss those financial statements. Management has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

      Aggregate fees billed to Dial for the fiscal year ending December 31, 2001 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting, were as follows:

Audit Fees	$365,000
Financial Information Systems Design and Implementation Fees	0
Audit Related Fees	322,500	(1)
Other Fees	898,500	(2)
All Other Fees	1,220,500

(1)	Includes audited related fees for foreign statutory audits, employee benefit audits, SEC filings and accounting consultation of $322,500.

(2)	Includes fees related to corporate tax compliance and consolidation of $248,000 and corporate strategy of $650,000. The $650,000 in corporate strategy consultation was provided by Deloitte Consulting. Deloitte & Touche has recently announced its intent to separate Deloitte Consulting from the firm.

     The Committee has received from and discussed with Deloitte & Touche the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from Dial. We also discussed with Deloitte & Touche any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      Based on these reviews and discussions, the Committee recommends to the Board of Directors that Dial’s audited financial statements be included in Dial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

AUDIT COMMITTEE
Salvador M. Villar (Chairman)
Thomas L. Gossage
Donald E. Guinn
James E. Oesterreicher

INDEPENDENT PUBLIC ACCOUNTANTS

      The principal independent public accounting firm used by Dial during 2001 was Deloitte & Touche, LLP. Dial has retained Deloitte & Touche as its principal accounting firm in 2002. Deloitte & Touche representatives will attend the annual meeting, have an opportunity to make a statement and be available to answer questions.

APPROVAL OF PERFORMANCE GOALS AND CERTAIN OTHER TERMS

UNDER THE DIAL CORPORATION ANNUAL INCENTIVE PLAN
FOR PURPOSES OF INTERNAL REVENUE CODE SECTION 162(m)
(Proposal 2 on the Proxy Card)

      On November 21, 1996, the Board of Directors adopted The Dial Corporation Annual Incentive Plan, which provides for the awarding of bonuses to all salaried, nonunion employees of Dial and its subsidiaries subject to the attainment of certain performance criteria. Stockholders approved performance goals and other terms of the Annual Incentive Plan at the May 29, 1997 annual meeting of stockholders. The Board has approved certain performance goals and other terms of the Annual Incentive Plan subject to stockholder reapproval as described herein.

      Section 162(m) of the Internal Revenue Code limits to $1 million the federal income tax deduction that public companies may claim in any given tax year for compensation paid to any of its top five executive officers except if such compensation is “performance-based” as defined in that law.

      In the case of a cash incentive plan, such as the Annual Incentive Plan, the Section 162(m) requirements can be satisfied if stockholder approval is obtained with respect to (1) the employees eligible to receive the performance-based compensation, (2) a limit on the amount payable to any participant during a specified period and (3) the business criteria on which the performance goals are based.

      Under the Annual Incentive Plan, eligible participants will be all salaried, nonunion employees of Dial and its subsidiaries. The maximum award that may be paid to any participant for any one year is $2 million. Finally, the performance criteria on which awards intended to qualify for the exemption from the Section 162(m) deductibility limit will be based are one or more of the following: operating margin, net revenue growth, asset turnover, cash flow, earnings per share, economic value added, cash-flow return on investment, expenses, gross or net margin, increase in stock price, inventory turnover, market share, net income (before or after taxes), return on assets, return on equity, return on investment, return on sales, revenue and total shareholder return. In establishing performance goals based on such criteria, the Executive Compensation Committee may apply the performance criteria as a measure of the performance of a combination of Dial and/or its business units.

      The Board is seeking stockholder approval of the foregoing eligibility requirements, award limits and performance criteria. If approved again by stockholders, this Proposal would enable Dial to make awards under the Annual Incentive Plan during a five-year period ending with the date of the annual meeting of stockholders in 2007, which would be designed to continue to provide tax deductions for Dial.

      The following is a brief description of certain material features of the Annual Incentive Plan. This summary is qualified in its entirety by reference to the terms of the Annual Incentive Plan which has been filed with the SEC as an exhibit to Dial’s Annual Report on Form 10-K for the year ended December 31, 2001.

Term

      The Annual Incentive Plan was effective as of January 1, 1997, subject to approval of the performance goals and certain other terms described in this Proposal by stockholders.

Participants

      Participants in the Annual Incentive Plan will be all salaried, nonunion employees of Dial and its subsidiaries who are selected annually to participate in the Annual Incentive Plan by the Executive Compensation Committee.

Administration

      The Annual Incentive Plan will be administered by the Executive Compensation Committee, which will have authority to prescribe rules relating to the Annual Incentive Plan. The decisions of the Committee with respect to the Annual Incentive Plan will be final and conclusive.

Determination of Award

      After the end of each fiscal year, in the case of awards intended to qualify under Section 162(m), the Executive Compensation Committee will determine and certify for each participant if the performance goal or goals have been met and the amount of the award, if any, to be paid. Awards will be paid to participants in cash following such determination within 45 days after the end of such fiscal year, subject to elective deferral on terms and conditions approved by the Committee. Subject to the terms of the Annual Incentive Plan, the Committee may, in its discretion, reduce, increase or eliminate any calculated award to be paid to a participant. In the case of retirement, death or disability or in the case of a “change in control” of Dial as defined in the Annual Incentive Plan during the year, participants’ awards will be adjusted pro rata based on the period of employment prior to such event.

Amendment and Termination

      The Annual Incentive Plan may be amended or terminated by the Executive Compensation Committee at any time; stockholder approval will be sought if any such amendment would require stockholder approval to maintain the qualification of awards under the Annual Incentive Plan as performance-based compensation under Section 162(m) of the Internal Revenue Code.

      If approved by stockholders, this Proposal would not limit Dial’s right to award or pay other forms of compensation to Dial’s executive officers which does not qualify under Section 162(m), whether or not the performance goals for annual incentive awards described in this Proposal are achieved in any future year, and whether or not such other forms of compensation would be deductible, if Dial determines that the payment of such compensation is in the best interests of Dial and its stockholders.

Fiscal Year 2002 Awards

      The Executive Compensation Committee has established performance goals and target awards under the Annual Incentive Plan for fiscal year 2002 for all Plan participants. The actual awards to be paid under the Annual Incentive Plan cannot be determined at this time since the awards are dependent on Dial’s financial performance for fiscal year 2002.

      An affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the annual meeting is required to approve this proposal.

      THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ADOPTION OF THIS PROPOSAL TO APPROVE PERFORMANCE GOALS AND CERTAIN OTHER TERMS OF THE DIAL CORPORATION ANNUAL INCENTIVE PLAN AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

STOCKHOLDER PROPOSALS AND OTHER INFORMATION

      Stockholders may submit proposals which they intend to present at the annual meeting, and which may be included in the proxy statement and form of proxy. To be considered for inclusion in the proxy statement, proposals must be submitted on a timely basis and comply with the SEC’s rules regarding stockholder proposals. Proposals intended to be presented at the 2003 annual meeting must be received by Dial no later than December 17, 2002. Any proposals or questions concerning proposals should be directed to Dial’s Secretary.

      If a stockholder wants to nominate a candidate for election as a Director or propose any other matter for consideration at the annual meeting, other than proposals covered by the above paragraph, the stockholder must notify Dial’s Secretary in writing of the stockholder’s intent to make such nomination or request such other action. This written notice may be sent to Dial’s Secretary at 15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619. The procedures governing stockholder nominations and proposals are set forth in Dial’s Bylaws, a copy of which is available upon request from Dial’s Secretary. The chairman of the annual meeting may refuse to acknowledge the nomination of any person or the request for such other action not made in compliance with the foregoing procedure.

OTHER BUSINESS

      The Board of Directors is not aware of any other matters to be brought before the annual meeting. If any other business properly comes before the meeting, the persons appointed in the enclosed proxy may vote in accordance with their best judgment.

By Order of the Board of Directors

Christopher J. Littlefield
Senior Vice President,
General Counsel and Secretary

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 6, 2002

The Dial Corporation c/o Shareowner ServicesTM P.O. Box 64945 St. Paul, Minnesota 55164-0945	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Thursday, June 6, 2002.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted ‘‘FOR’’ Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Herbert M. Baum and Christopher J. Littlefield, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

(Continued and to be signed on reverse side.)

COMPANY # CONTROL #

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on June 5, 2002.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

•	Follow the simple instructions the voice provides you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to The Dial Corporation, c/o Shareowner ServicesTM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone, please do not mail your Proxy Card
- Please detach here -

The Board of Directors recommends a vote FOR items 1, 2 and 3.

1.	Election of directors whose terms expire in 2005.	01 Herbert M. Baum 02 Donald E. Guinn	03 James E. Oesterreicher	Vote FOR all nominees (except as marked)		Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of the performance goals and certain other terms under The Dial Corporation Annual Incentive Plan for purposes of Internal Revenue Code Section 162(m).			For	Against	Abstain

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.